UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 25, 2011

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-52024 (Commission File Number)	20-2463898 (IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

(760) 431-9286

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 25, 2011, the Board of Directors of Alphatec Holdings, Inc. (the “Company”) voted to increase the size of the Board of Directors to ten members and elected Leslie H. Cross as a director to fill the newly-created vacancy. Mr. Cross will serve until the 2011 Annual Meeting of Stockholders or until her successor is duly appointed and qualified.

Mr. Cross has not yet been appointed to any committees of the Board of Directors. In connection with his election to the Board, Mr. Cross will receive a cash payment of $10,000 and will be granted non-qualified options to purchase 25,000 shares of the Company’s common stock under the Company’s Amended and Restated 2005 Employee, Director and Consultant Stock Plan, such shares to vest over a period of three years at a rate of thirty-three percent (33%) on the first anniversary of the grant date and annually thereafter. Mr. Cross will also be entitled to receive cash payments for attendance at meetings of the Board of Directors and committees thereof, and will be eligible to receive annual equity grants, as more fully described in the Company’s definitive proxy statement (File No. 001-52024) filed with the Securities and Exchange Commission (the “SEC”) on June 28, 2010. In addition, Mr. Cross and the Company will enter into an indemnification agreement, the form of which is attached as an exhibit to the Company’s Quarterly Report on Form 10-Q (File No. 001-52024), filed with the SEC on May 5, 2009. There are no understandings or arrangements between Mr. Cross and any other person pursuant to which Mr. Cross was elected as a director.

The Company’s press release dated March 29, 2011 announcing the election of Leslie H. Cross to the Company’s Board of Directors as described above is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	The following exhibit is furnished with this report:

Exhibit Number	Description
99.1	Press Release of Alphatec Holdings, Inc., dated March 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: March 30, 2011	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq. General Counsel and Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Alphatec Holdings, Inc., dated March 29, 2011